Exhibit 99.1

Contact:	Dan McCarthy, 610-774-5758 PPL Corporation Two North Ninth St. Allentown, Pa. 18101 Fax 610-774-5281

PPL: Agencies Clear Company's Actions in PJM Capacity Market

ALLENTOWN, Pa. (June 19, 2003) - The conclusion of investigations by Pennsylvania's Attorney General and the U.S. Justice Department have laid to rest allegations regarding the wholesale marketing actions of a PPL Corporation (NYSE: PPL) subsidiary.

"We are very pleased that these agencies have concluded, as we were confident they would, that PPL has done nothing wrong in this matter," said Paul T. Champagne, president of PPL EnergyPlus.

The Pennsylvania Public Utility Commission, in a report last June, asked the state Attorney General, the Justice Department and the Federal Energy Regulatory Commission to investigate PPL EnergyPlus' activities in the Pennsylvania-New Jersey-Maryland installed capacity market.

"All of our actions in the installed capacity market were legal and ethical," said Champagne. "We never withheld capacity from the market and PPL did not have an unfair competitive advantage."

In a letter to the PUC, Attorney General Mike Fisher said Wednesday that the company did not violate antitrust or other laws in its market activities. Fisher concluded that increases in demand resulting from PJM rules led to the spring 2001 price increases that prompted the PUC inquiry.

In a letter received by PPL Thursday, the Justice Department said that it has favorably concluded its investigation.

Previously, FERC had completed two investigations and found no reason to take action against PPL.

"With these allegations now behind us, we are confident that PPL will continue to be recognized as one of the most ethical and successful wholesale electricity marketing operations in the country," said Champagne.

PPL EnergyPlus markets electricity, most of which is produced by power plants operated by PPL Generation, an affiliated company.

PPL Corporation, headquartered in Allentown, Pa., controls about 11,500 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity to customers in Pennsylvania, the United Kingdom and Latin America.

PPL EnergyPlus LLC is an unregulated subsidiary of PPL Corporation. PPL EnergyPlus is not the same company as PPL Electric Utilities or PPL Gas Utilities. The prices of PPL EnergyPlus are not regulated by the Pennsylvania Public Utility Commission. You do not have to buy PPL EnergyPlus electricity, natural gas or other products in order to receive the same quality regulated services from PPL Electric Utilities or PPL Gas Utilities.